EX-10.9.3

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is made as of June 23, 2010 ("First Amendment").

BETWEEN:

Emeritus Corporation, a corporation duly incorporated under the laws of the State of Washington;

(“Emeritus")

AND:

Raymond R. Brandstrom, Jr., an individual,

("Executive")

WHEREAS: Effective as of January 1, 2010, Executive and the Company entered into the Employment Agreement (the "Agreement") to formally record the terms and conditions upon which the Executive shall remain employed by Emeritus;

WHEREAS:  Section 2.2(b) of the Agreement provides as follows:

At such time as Executive is no longer an employee, all granted stock options shall vest and Executive will have two years to exercise options.

WHEREAS, as of January 1, 2010, Executive held outstanding stock options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); and

WHEREAS, the extension of time to exercise certain incentive stock options following termination of Executive's employment with Emeritus resulted in an inadvertent modification to the terms of such options under Section 424(h) of the Code, which generally would result in such options ceasing to qualify as incentive stock options within the meaning of Section 422 of the Code as of the date of the modification; and

WHEREAS, the parties wish to amend Section 2.2(b) of the Agreement to preserve incentive stock option treatment for such outstanding options, to the maximum extent permitted by Sections 422 and 424 of the Code; and

WHEREAS, Treasury Regulation Section 1.424-1(e)(4)(viii) provides that an inadvertent change to the terms of an option that is treated as a modification under Section 424(h) of the Code is not considered as modification of the option to the extent the change in the terms of the option is removed by the earlier of the date the option is exercised or the last day of the calendar year during which such change occurred.

NOW, THEREFORE, THIS FIRST AMENDMENT TO THE AGREEMENT WITNESSES that, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree that Section 2.2(b) of the Agreement shall be replaced in its entirety with the following and otherwise agree as follows:

1.	AMENDMENT:

ARTICLE 2

COMPENSATION

2.2 Stock Options

(b)   At such time as Executive is no longer an employee, all granted stock options shall vest and, except for incentive stock options granted prior to January 1, 2010,  Executive will have until the earlier of (i) two years after termination of employment and (ii) the last day of the option term to exercise each option.  The post-termination exercise period originally applicable to incentive stock options granted prior to January 1, 2010 shall continue to govern.

2.
EFFECTIVENESS:  Except as expressly modified by this First Amendment, all provisions of the Agreement shall continue in full force and effect.  This First Amendment shall be effective as of the day first set forth above.

3.	COUNTERPARTS. This First Amendment may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF the parties hereto have executed this First Amendment effective as of the date and year first above written.

EMERITUS CORPORATION

By:  /s/ Granger Cobb

        Granger Cobb
Title:  President and Co-CEO

/s/ Raymond R. Brandstrom
Raymond R. Brandstrom   (Executive)